Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636    fax: 403.266.2606

NEWS RELEASE: 26-4	January 29, 2026

Trading Symbol: TSX Venture-CANX

CANEX METALS ANNOUNCES SUCCESS OF GOLD BASIN TAKE-OVER BID, EXTENSION OF THE PARTIAL REVOCATION OF THE CEASE-TRADE ORDER IMPOSED ON GOLD BASIN, WAIVER OF ALL REMAINING CONDITIONS, INITIATION OF THE SHARE TAKE UP PROCESS, AND MANDATORY 10-DAY EXTENSION

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is very pleased to announce that it has satisfied the statutory minimum tender requirement for its offer (the “Offer”) to acquire all of the issued and outstanding common shares of Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX), plans; has received an order from the British Columbia Securities Commission (“BCSC”) dated January 28, 2026 (the “Partial Revocation Extension Order”), extending the partial revocation order dated August 18, 2025 (the “Partial Revocation Order”) with respect to the cease-trade order imposed on Gold Basin on May 6, 2025; has waived all remaining conditions to the Offer, and is proceeding to take-up shares under the Offer. CANEX is also announcing the mandatory 10-day extension of the Offer (the “Extension”), in accordance with Canadian securities laws. Following the share take-up CANEX will become the controlling shareholder of Gold Basin and will work diligently to unlock the immense potential of the large and advanced oxide-gold district in Northern Arizona.

Highlights:

•	More than 51% of the shares of Gold Basin (“Gold Basin Shares”) have been deposited under the CANEX Offer and the process for take-up and payment is underway, after which CANEX will become the controlling shareholder of Gold Basin. CANEX will proceed with the steps required to gain board control, address and clean up Gold Basin’s regulatory deficiencies and debts, and get to work unlocking shareholder value

•	The BCSC has granted the Partial Revocation Extension Order, which provides that the Partial Revocation Order will now expire on March 31, 2026

•	CANEX announces a mandatory Extension to February 10, 2026 at 5:00 p.m. (Toronto time), to allow those remaining shareholders of Gold Basin (“Gold Basin Shareholders”) that have not tendered time to deposit their Gold Basin Shares under the Offer

•	Following the Extension, CANEX will take up the additional shares tendered by the revised expiry time of February 10, 2026 at 5:00 p.m. (Toronto time) and does not intend to issue any further extensions

•	CANEX encourages all remaining Gold Basin Shareholders to tender to the Offer. Gold Basin Shares continue to be cease-traded and are likely to remain so for the foreseeable future. The Extension is the final near-term opportunity for Gold Basin Shareholders to realize liquidity and value

Dr. Shane Ebert, President and CEO of CANEX Metals: “We are extremely excited to have achieved this >50% milestone in our journey to consolidate an amazing property, bringing together large defined gold trends, numerous known deposits, and immense upside. The combined Gold Range and Gold Basin properties will have scale, grade, multiple new exploration opportunities, and key logistical synergies. Management, regulatory, and financial issues have sidelined the Gold Basin project which has not participated in one of the best gold bull markets we have seen in over 20 years. This consolidation effort marks a turning point where all involved can come together with a focused and determined objective of realizing the full value and potential of this exceptional district.”

CANEX Offer and Mandatory Offer Extension

CANEX is pleased to announce that 68,994,029 Gold Basin Shares have been deposited and not withdrawn under the Offer at the expiry time of January 29, 2026 at 5:00 p.m. (Toronto time) (the “Initial Expiry Time”), representing 51.06% of Gold Basin Shares.

Prior to the Initial Expiry Time, CANEX has agreed to waive all remaining conditions to the Offer. As each of the conditions to the Offer were satisfied or waived as of the Initial Expiry Time, CANEX will proceed with immediate take-up of the Gold Basin Shares deposited under the Offer and payment for such deposited Gold Basin Shares as soon as possible, and in any event not later than three business days after the Gold Basin Shares are taken up.

As required by Canadian securities laws, CANEX has made the Extension to allow those that have not yet tendered their Gold Basin Shares additional time to deposit their Gold Basin Shares under the Offer. The Offer will now expire on February 10, 2026 at 5:00 p.m. (Toronto time). CANEX does not intend to further extend the Offer, meaning this is the final opportunity for Gold Basin Shareholders to take advantage of the Offer and realize value and liquidity for the Gold Basin Shares.

CANEX does not intend to restore Gold Basin to active trading in the near term, as the Company’s immediate goal is to merge Gold Basin into CANEX to realize overhead and operational efficiencies. CANEX will address and rectify regulatory deficiencies, install a new board of directors, settle debts and lawsuits, and work to facilitate a Subsequent Acquisition Transaction (as defined in the Original Offer and Circular). There is no certainty that CANEX will conclude a Subsequent Acquisition Transaction.

CANEX’s Offer provides Gold Basin Shareholders for each Gold Basin Share tendered and successfully taken up with 0.592 of a CANEX share, which represents an implied premium of 314%, based on CANEX’s 30-day VWAP on January 29, 2026, and Gold Basin’s 30-day VWAP on its last trading day, May 6, 2025. The Offer value equates to approximately $23,200,000 or roughly $0.172 per Gold Basin Share based on CANEX’s January 29, 2026 closing price.

An advertisement with respect to the Extension will appear in the Friday, January 30, 2026 edition of The National Post. A notice of variation, change and extension (the “Notice of Variation and Change”) with respect to the Offer is being mailed to the securityholders of Gold Basin. The Notice of Variation and Change will also be available under Gold Basin’s profile on SEDAR+ at www.sedarplus.com and on CANEX’s website at www.canexmetals.ca and will be filed with the applicable securities regulatory authorities in Canada and the U.S. Securities and Exchange Commission in the United States.

In addition to the Extension, the Notice of Variation and Change will include updates to the information set forth in CANEX’s original offer and accompanying take-over bid circular dated August 28, 2025, as amended by the notices of variation, change and extension dated December 12, 2025, January 9, 2026, and January 19, 2026 (the “Original Offer and Circular”).

Copies of the Original Offer and Circular are, and copies of the Notice of Variation and Change will be, available without charge from Laurel Hill Advisory Group, acting as the information agent for the Offer.

Gold Basin Shareholders with questions or who need assistance tendering their Gold Basin Shares should contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Partial Revocation Extension Order

It is a condition of the Offer that the Partial Revocation Order shall remain in force and effect. The Partial Revocation Order provides that it will expire on January 31, 2026. On January 28, 2026, the BCSC granted the Partial Revocation Extension Order, which provides that the Partial Revocation Order will now expire on March 31, 2026; provided, however, that if more than 50% of the Gold Basin Shares have been tendered to the Offer and taken up and paid for by CANEX on or prior to March 31, 2026, the Partial Revocation Order will expire on June 30, 2026 in respect of a Compulsory Acquisition or Second Step Transaction (as such terms are defined in the Original Offer and Circular) undertaken by CANEX to facilitate the acquisition by CANEX of 100% of the issued and outstanding Gold Basin Shares.

Early Warning Disclosure

The purpose of the Offer is to enable CANEX to acquire all of the issued and outstanding Gold Basin Shares. A copy of CANEX’s early warning report to be filed for the initial take-up of Gold Basin Shares can be obtained from Laurel Hill Advisory Group, the information agent for the Offer, by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com. CANEX will file an early warning report, as required by applicable securities laws, for any additional take-up of Gold Basin Shares.

Advisors

CANEX has retained Borden Ladner Gervais LLP as its legal advisor and Laurel Hill Advisory Group as its information agent.

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company focused on advancing its 100% owned Gold Range Project in Northern Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

Dr. Shane Ebert P.Geo., is the Qualified Person for CANEX and has verified the data disclosed in this news release against historical and current data sources and has approved the technical disclosure contained in this news release.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Gold Basin Shareholders:

Laurel Hill Advisory Group

North American Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

U.S. Notice

The Offer is being made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Offer materials, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Offer or passed upon the adequacy or accuracy of the Offer materials. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “potential”, “intend”, “risks”, “opportunities” and similar expressions, are forward-looking information that represents management of CANEX Metals Inc.’s internal projections, expectations or beliefs concerning, among other things: the Offer; any further extension of the expiry time of the Offer; CANEX’s plans for Gold Basin after take-up of Gold Basin Shares; the expected benefits to Gold Basin Shareholders of tendering their Gold Basin Shares to the Offer; whether Gold Basin will regain regulatory compliance; and future operating results and various components thereof or the economic performance of CANEX. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause CANEX’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the risk that the transactions contemplated by the Offer will not be consummated; and those risks described in CANEX’s filings with the Canadian securities authorities. Accordingly, holders of CANEX Shares and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. CANEX disclaims any responsibility to update these forward-looking statements.